Exhibit 10.14

Execution Version

THIRD SUPPLEMENTAL

INDENTURE

Third Supplemental Indenture (this “Supplemental Indenture”), dated as of April 30, 2019, among JC Autobatterie Holding GmbH, Johnson Controls Recycling GmbH and Panther Germany GmbH (each a “Guaranteeing Subsidiary” and, collectively, the “Guaranteeing Subsidiaries”), each a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) organized under the laws of Germany and each a subsidiary of Panther BF Aggregator 2 LP, an Ontario limited partnership (the “Issuer”), and Citibank, N.A., a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer, Panther Finance Company, Inc. (the “Co-Issuer”), Clarios Power Solutions Holdings LP (f/k/a Panther BF Aggregator 1 LP) (“Holdings”) and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of April 1, 2019, providing for the issuance of $1,950,000,000 aggregate principal amount of 8.500% Senior Notes due 2027 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. As used herein, the following defined terms shall have the following meaning:

“German Guarantor” means a Guarantor organized under the laws of Germany or any applicable political subdivision thereof.

“GmbH & Co. KG Guarantor” means a German Guarantor incorporated as a limited liability partnership having a limited liability company as a general partner (GmbH & Co. KG).

“GmbH Guarantor” means a German Guarantor incorporated as a limited liability company (Gesellschaft mit beschränkter Haftung).

“GmbHG” means the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

“Guarantee Demand Date” means each date upon which the Trustee makes a written demand upon the relevant Guarantor to make payment in respect of its Guarantee Obligations.

“Guarantee Obligations” means the obligations and liabilities of the relevant Guarantor under the Subject Guarantee.

“HGB” means the German Commercial Code (Handelsgesetzbuch).

“Notes Documents” means the Notes (including Additional Notes), the Guarantees and the Indenture.

“Subject Guarantee” means any guarantee, indemnity or any joint and several liability created or assumed under this Supplemental Indenture.

(2) Agreement to Guarantee. Each Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 thereof.

(3) Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) Limitations relating to a GmbH Guarantor. (a) To the extent that (x) the Subject Guarantee is granted by a GmbH Guarantor and (y) the Subject Guarantee secures liabilities which are owed by direct or indirect shareholders of that GmbH Guarantor or Subsidiaries of such shareholders (such Subsidiaries not to include the GmbH Guarantor and the Subsidiaries which are also Subsidiaries of that GmbH Guarantor), the Trustee agrees not to enforce the Subject Guarantee in respect of such amount:

(i) as is required to ensure that the amount of the relevant GmbH Guarantor’s net assets, calculated as the sum of the balance sheet positions shown under section 266 sub-section (2) (A), (B), (C), (D) and (E) of the HGB less the sum of the amounts shown under balance sheet positions shown under section 266 (3) (B), (C), (D) and (E) of the HGB and any amounts not available for distribution to its shareholders in accordance with section § 253 sub-section (6), section 268 sub-section (8)

and section 272 sub- section (5) of the HGB, does not fall below the amount of its registered share capital (Stammkapital); or

(ii) where the amount of the relevant GmbH Guarantor’s net assets already is below the amount of its registered share capital, as is required as to ensure that such amount is not further reduced.

(b) the limitations in paragraph (4)(a) above will not apply (or, as the case may be, shall cease to apply):

(i) to any amounts which correspond to proceeds under the Notes Documents and have been on-lent to, or otherwise been passed on to, the relevant GmbH Guarantor or any of its Subsidiaries from time to time to the extent that any such on-lent or passed-on amount is still outstanding at the Guarantee Demand Date or other financial accommodation made available to such GmbH Guarantor or a Subsidiary of such GmbH Guarantor under a Notes Document and provided that, if this first sentence of this paragraph (i) applies, the Trustee waives with binding effect on the Guaranteed Parties the restrictions set out in Article 10 of the Indenture in respect of the GmbH Guarantor’s (and any other restrictions contained in any Notes Document in respect of the GmbH Guarantor’s right to set off its) recourse claim (if any) arising as a result of the enforcement of the Subject Guarantee so that the GmbH Guarantor may exercise its rights to set off its recourse claim (if any) against the loan obligation in respect of the amounts on-lent to it. For the avoidance of doubt, the Trustee may elect not to waive such restrictions provided that if the Trustee so elects the limitations in paragraph (a) apply in relation to any amounts which correspond to proceeds under a Secured Notes Document and have been on-lent to, or otherwise been passed on to, the relevant GmbH Guarantor or any of its Subsidiaries;

(ii) if following the Guarantee Demand Date the relevant GmbH Guarantor does not provide financial statements in accordance with paragraphs (d) and (e) below;

(iii) if and to the extent for any other reason (including, without limitation, as a result of a change in the relevant rules of law) the deficit (Unterbilanz) referred to under paragraphs (a)(i) and (a)(ii) above does not constitute a breach of the GmbH Guarantor’s obligations to maintain its registered share capital pursuant to sections 30 et seq. GmbHG or does not result in a personal liability of the managing directors (Geschäftsführer) of the GmbH Guarantor pursuant to section 43 GmbHG, each as amended, supplemented and/or replaced from time to time;

(iv) if on the Guarantee Demand Date the relevant GmbH Guarantor (as dominated entity) is party to a domination and/or profit and loss transfer agreement (Beherrschungs-und/oder

Gewinnabführungsvertrag) other than where despite the existence of such domination and/or profit and loss transfer agreement (Beherrschungs-und/oder Gewinnabführungsvertrag) there would be a violation of sections 30 or 31 GmbHG; or

(v) if and to the extent the relevant GmbH Guarantor holds on the Guarantee Demand Date a fully recoverable indemnity claim or claim for refund (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against its shareholder or against the entity whose obligations are guaranteed under the Subject Guarantee that is capable of being accounted for in the balance sheet of the relevant GmbH Guarantor at full value (vollwertig).

(c) For the purpose of the calculation of the net assets of the relevant GmbH Guarantor, the liabilities resulting from the following shall be disregarded as the relevant balance sheet items:

(i) the amount of any increase of the relevant GmbH Guarantor’s registered share capital after the date of this Indenture (x) if and to the extent it has been effected without the prior written consent of the Trustee or (y) if and to the extent that it is not fully paid up provided that the corresponding claim against the shareholders is not accounted for as an asset in the balance sheet of the GmbH Guarantor at the Guarantee Demand Date;

(ii) loans provided to the relevant GmbH Guarantor that are subordinated in an insolvency proceeding over its assets pursuant to section 39 sub section 1 no. 5 of the German Insolvency Code; and

(iii) indebtedness incurred in grossly negligent or willful violation of the provisions of this Indenture.

(d) The relevant GmbH Guarantor shall deliver (within 20 Business Days following the Guarantee Demand Date) to the Trustee a notification stating that and to which extent the amount payable in respect of its Guarantee Obligations shall be limited in accordance with paragraphs (a)(i) and (a)(ii) above and taking into account the adjustments in paragraph (c) above, such notification to be supported by evidence reasonably satisfactory to the Trustee, i.e. interim financial statements (Stichtagsbilanz) showing the balance sheet positions mentioned in paragraph (a)(i) above (taking into account the adjustments in paragraph (c) above) (the “Management Determination”).

(e) Following the Trustee’s receipt of the Management Determination, upon the Trustee’s reasonable request (the “Trustee’s Request”), the relevant GmbH Guarantor will deliver (within 25 Business Days following receipt of the Trustee’s Request) to the Trustee an up-to-date balance sheet drawn-up by its auditors together with a determination of the net assets. Such balance sheet and determination of net assets shall be prepared in accordance with accounting principles pursuant to the HGB, be based on the same principles that were applied when establishing the previous year’s balance sheet and take into account the adjustments in paragraph (c) above (the “Auditors’ Determination”).

(f) The Trustee shall be entitled to demand payment under the Subject Guarantee in an amount which would, in accordance with the Management Determination or, if applicable and taking into account any previous enforcement in accordance with the Management Determination, the Auditors’ Determination, not cause the relevant GmbH Guarantor’s net assets to be reduced below the registered share capital of the relevant GmbH Guarantor or further reduced if already below such registered share capital. If (i) and to the extent the net assets as determined by the Auditors’ Determination are lower than the amount enforced in accordance with the Management Determination or (ii) the Guarantee Obligations have been enforced without regard to the limitations set out in paragraphs (a)(i) and (a)(ii) above because (x) the Management Determination was not delivered within the relevant period or (y) the Auditors’ Determination was not delivered within the relevant period but has been delivered within 20 Business Days following the applicable due date for the delivery of the Auditors’ Determination, the Trustee shall without undue delay repay to the relevant GmbH Guarantor upon written demand of the relevant GmbH Guarantor any amount (if and to the extent already paid to the Trustee) in the case of (i) equal to the difference between the amount paid and the amount payable resulting from the Auditor’s Determination, and in the case of (ii) above, which the Trustee would not have been entitled to enforce had the Management Determination and the Auditors’ Determination been delivered within the relevant applicable period provided such demand for repayment is made to the Trustee within 6 months (Ausschlussfrist) from the date the Subject Guarantee is enforced. The Trustee may withhold any amount received pursuant to an enforcement of this Subject Guarantee until final determination of the amount of the net assets pursuant to the Auditors’ Determination.

(g) If pursuant to the Auditor’s Determination the amount of the available net assets is higher than that set out in the Management Determination, the relevant GmbH Guarantor shall pay such amount to the Trustee within five Business Days after receipt of the Auditor’s Determination.

(h) In a situation where the relevant GmbH Guarantor does not have sufficient net assets to maintain its registered share capital it shall within three months after a written request by the Trustee, to the extent commercially justifiable, dispose of all assets which are not necessary for its business (nicht betriebsnotwendig) where the relevant assets are shown in the balance sheet of the relevant GmbH Guarantor with a book value which (in the reasonable opinion of the Trustee) is significantly lower than the market value of such assets. After the expiry of such three months period the relevant GmbH Guarantor shall, within three Business Days, notify the Trustee of the amount of the net proceeds from the sale and submit a statement with a new calculation of the amount of the net assets of the relevant GmbH Guarantor taking into account such proceeds. Such calculation shall, upon the Trustee’s request (acting reasonably), be confirmed by one of the auditors of the relevant GmbH Guarantor within a period of 20 Business Days following the request.

(i) The limitations in paragraphs (a)(i) and (a)(ii) above do not affect the rights of the Trustee to claim any outstanding amount (if any) under this Indenture by way of making a further claim under the Subject Guarantee at a later point in time, provided that limitations in paragraphs (a)(i) and (a)(ii)above remain applicable as of such later Guarantee Demand Date.

(5) Limitations relating to a GmbH & Co. KG Guarantor. Paragraphs 4(a) through 4(i) shall apply mutatis mutandis if the Subject Guarantee is granted by a GmbH & Co. KG Guarantor in relation to the limited liability company (GmbH) as general partner (Komplementär) of that GmbH & Co. KG Guarantor.

(6) No Recourse Against Others. No past, present or future director, manager, officer, employee, incorporator, member, partner or direct or indirect equityholder of the Issuer, Holdings or the Guaranteeing Subsidiaries shall have any liability for any obligations of the Issuer or the Guarantors (including each Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(7) Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(8) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(9) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(10) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary.

(11) Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(12) Successors. All agreements of each Guaranteeing Subsidiary in this Supplemental Indenture shall bind its respective successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

(13) Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

JC Autobatterie Holding GmbH, as a Guaranteeing Subsidiary

By:	/s/ Johann-Friedrich Dempwolff
Name: Johann-Friedrich Dempwolff
Title: Managing Director

By:	/s/ Brian D. Hanna
Name: Brian D. Hanna
Title: Prokurist

[Signature Page to Third Unsecured Supplemental Indenture (Germany)]

Johnson Controls Recycling GmbH, as a Guaranteeing Subsidiary

By:	/s/ Johann-Friedrich Dempwolff
Name: Johann-Friedrich Dempwolff
Title: Managing Director

By:	/s/ Brian D. Hanna
Name: Brian D. Hanna
Title: Prokurist

[Signature Page to Third Unsecured Supplemental Indenture (Germany)]

Panther Germany GmbH, as a Guaranteeing Subsidiary

By:	/s/ John Barkhouse
Name: John Barkhouse
Title: Managing Director

[Signature Page to Third Unsecured Supplemental Indenture (Germany)]

CITIBANK, N.A., as Trustee

By:	/s/ Karen Abarca
Name: Karen Abarca
Title: Senior Trust Officer

[Signature Page to Third Unsecured Supplemental Indenture (Germany)]